As filed with the Securities and Exchange Commission on April 17, 2017

Registration No. 333-210503

Registration No. 333-203198

Registration No. 333-196610

Registration No. 333-195340

Registration No. 333-192799

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-210503

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-203198

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-196610

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-195340

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-192799

UNDER

THE SECURITIES ACT OF 1933

NIMBLE STORAGE, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-1418899
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

211 River Oaks Parkway

San Jose, CA 95134

(Address of principal executive offices, including zip code)

2008 Equity Incentive Plan

2013 Equity Incentive Plan

2013 Employee Stock Purchase Plan

(Full titles of the plans)

Rishi Varma

Nimble Storage, Inc.

c/o Hewlett Packard Enterprise Company

3000 Hanover Street

Palo Alto, CA 94304

(650) 857-1501

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Andrew R. Brownstein, Esq.

Benjamin M. Roth, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ¨  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Nimble Storage, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.001 per share, of the Company (the “Shares”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with SEC	Name of Equity Plan or Agreement	Shares
333-192799	December 13, 2013	2008 Equity Incentive Plan, 2013 Equity Incentive Plan, 2013 Employee Stock Purchase Plan	28,901,504
333-195340	April 17, 2014	2013 Equity Incentive Plan, 2013 Employee Stock Purchase Plan	4,775,997
333-196610	June 9, 2014	2008 Equity Incentive Plan	793,134
333-203198	April 2, 2015	2013 Equity Incentive Plan, 2013 Employee Stock Purchase Plan	4,752,517
333-210503	March 31, 2016	2013 Equity Incentive Plan, 2013 Employee Stock Purchase Plan	5,112,130

On March 6, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hewlett Packard Enterprise Company, a Delaware corporation (“Parent”), and Nebraska Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Parent caused Merger Sub to commence a cash tender offer for all of the Company’s outstanding Shares at a purchase price of $12.50 per Share (the “Offer”). On April 17, 2017, following the completion of the Offer, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”) pursuant to Section 251(h) of the General Corporation Law of the State of Delaware.

In connection with the Merger, the Company is terminating all offerings of its Shares pursuant to the Registration Statements and deregistering the remaining securities registered but unsold under the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offerings, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on this 17th day of April, 2017. No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933.

NIMBLE STORAGE, INC.

By:	/s/ Rishi Varma
Name: Rishi Varma
Title: President and Assistant Secretary